Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report of Green Dragon Wood Products, Inc. on Form 10-K, of our report dated November 13, 2008, appearing in this Annual Report on Form 10-K of Green Dragon Wood Products, Inc. for the year ended March 31, 2009.

s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah
August 7, 2009